UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 15, 2022

Accelerate Diagnostics, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-31822	84-1072256
(Commission File Number)	(IRS Employer Identification No.)

3950 South Country Club Road, Suite 470, Tucson, Arizona	85714
(Address of principal executive offices)	(Zip Code)

(520) 365-3100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	AXDX	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 15, 2022 (the “Effective Date”), Accelerate Diagnostics, Inc. (the “Company”) entered into a Sales and Marketing Agreement (the “Sales Agreement”) with Becton, Dickinson and Company (“BD”) appointing BD as the Company’s worldwide exclusive sales agent to commercialize the Company’s Pheno 1.0 and Arc instruments and kits (“Products”) in the field of microbiology and in territories in which the necessary regulatory approvals are achieved and granting to BD certain other rights to future Company products. The term of the agreement is five (5) years (the “Initial Term”) and is subject to automatic one year renewals unless prior notice is provided to a party.

Pursuant to the Sales Agreement, the Company engages BD to be generally responsible for sales-related support activities for the Products in exchange for commissions on Product sales by the Company. BD will provide such sales activities pursuant to a mutually acceptable commercialization plan and strategy. These services will be agreed to by the parties and set forth in a commercialization plan, the first one to be negotiated by the parties shortly after the Effective Date, and are expected to include sales, marketing, technical and order support. The Company and BD shall agree on rolling 12-month sales forecasts on a quarterly basis for the Products. BD must use reasonable efforts to meet or exceed each Product forecast and the Company must use reasonable efforts to produce sufficient quantities of Products to meet each Product forecast. The Company retains the responsibility for all other commercialization necessary to market the Products, including negotiating and booking sales for customer orders, manufacture and provision of inventory of Products, and marketing materials and collateral support.

The Company is responsible for all regulatory approvals in the United States and other countries where Products are marketed as of the Effective Date. The Company is also responsible for obtaining and maintaining regulatory approvals in additional countries until December 31, 2023 (“Additional Countries”). The Additional Countries are to be agreed upon by the parties and the Company must deliver existing and new registrations for the Arc instruments and kits in such Additional Countries. The Company will hold the regulatory approvals for the existing countries and the Additional Countries. Beginning on January 1, 2024, BD will lead the registration process for regulatory approvals in any other countries (“BD Countries”) other than the existing countries as of the Effective Date and any Additional Countries. BD will hold the regulatory approvals for the BD Countries. Expenses associated with BD obtaining regulatory approvals will be agreed upon by the parties’ steering committee and set forth in a commercialization plan. For the Additional Countries and BD Countries, the steering committee will assess and approve specific regulatory approval requirements at the appropriate time in relation to the commercialization plan. Once regulatory approvals are obtained in an Additional Country or by BD in a BD Country, BD shall be responsible, at its expense, for the commercial launch of Products in those countries, except that costs associated with strategic marketing for such commercial launch of Products in any Additional Country will be paid for by the Company. In the event the steering committee does not approve specific regulatory approval requirements within a specific region or area, BD will lose the exclusivity granted to it in such region or area and BD will not be prohibited from selling, promoting, distributing or otherwise commercializing any third-party products that directly compete with the Products.

The Parties each have made certain exclusivity commitments with respect to the Products and the promotion of directly competitive products. Subject to certain limitations, the Company has granted exclusive global commercial rights to BD and is required to wind down any existing agreements with third-party sales agents or distributors within one year of the Effective Date. In addition, BD has agreed not enter into any new agreements with a third party for BD to sell, promote, distribute or otherwise commercialize any directly competing products. However, BD may continue to perform its obligations under any existing agreement. BD is not precluded from (i) making an expenditure to acquire or invest in third-party property or assets of directly competing products, or (ii) developing, improving, and/or commercializing its BD PhoenixTM automated identification and susceptibility testing system. Either party has the right to terminate the Sales Agreement upon 90 days’ notice to the other party following the first public announcement of BD’s acquisition of any directly competing product. The Company’s sole and exclusive remedy in the event of such termination is to receive any remaining balance of the Commercial Fee (as defined below).

The Sales Agreement also grants BD certain rights with respect to the Company’s next generation antibiotic susceptibility test system of microbiology (“Pheno 2.0”). BD has an exclusive right of first negotiation to be the exclusive sales agent to commercialize Pheno 2.0, which will be triggered if the Company proposes to license Pheno 2.0 or sell its rights to Pheno 2.0, or if the Company and BD mutually agree that Pheno 2.0 clinical data is ready to be submitted to the U.S. Food and Drug Administration for 510(k) clearance. The terms of such subsequent agreement would have to be negotiated by the parties.

BD also has certain rights regarding a potential acquisition or financing of the Company. BD has the right to receive notice of an acquisition proposal or the initiation of a sale process. BD also has a right to receive information and a non-exclusive negotiation right regarding such potential change of control transaction. In the event of an acquisition of the Company by a third party, other than BD, either party will have the right to terminate the Sales Agreement on three (3) months prior notice. Upon such termination, the Company or the acquiring party must pay BD 20% of revenue recognized for the shorter of one year or the remainder of the Initial Term, and any remaining unpaid Commercial Fee will be forgiven. Further, BD has the right to provide up to 20% of all future financings of the Company, the terms of which would be subject to negotiation by the parties.

In consideration of the rights granted, BD will pay the Company an exclusive commercial arrangement fee of $15 million (the “Commercial Fee”). The Commercial Fee is payable in equal $3 million installments commencing on the date the parties agree BD will start providing services and for the next four subsequent calendar years. The Commercial Fee is payable in the event of a termination of the Sales Agreement, except in the event of a termination (i) for convenience by the Company, (ii) by BD within one year of the Effective Date as a result of the Company’s insolvency, (iii) by BD for the Company’s material breach of the Sales Agreement, or (iv) by either party following a change of control to a third party. Additionally, the Commercial Fee or any unpaid balance will be forgiven in the event that a Product infringes a third party’s intellectual property rights. The Company also is obligated to pay BD sales commissions on the revenue recognized by the Company in accordance with U.S. generally accepted accounting principles on sales of Products (“Sales Commissions”). For existing business, the parties will define a base book listing of accounts in the commercialization plan and an annual base book fee for the Sales Commissions. For new business, the parties have established target revenue amounts and the Sales Commissions will be based on such revenue target amounts. New business is cumulative, including new accounts obtained in the previous year. Once the target level or the above target level is achieved, the Company will pay BD the target rate or the above target rate, as applicable, for all new business in that calendar year. In the event the Sales Agreement is terminated, the Company shall pay Sales Commissions for nine months past the effective date of such termination.

The Sales Agreement contains rights for each of the Company and BD to terminate the Sales Agreement based on a material breach, insolvency and other circumstances. The Company and BD each may terminate the Sales Agreement for material breach by, or insolvency of, the other party following notice, and if applicable, a cure period. After the second anniversary of the Effective Date, the Company and BD each has the right to terminate the Sales Agreement and any commercialization plan with 12 months’ prior written notice to the other party. The Company may also terminate the Sales Agreement if BD fails to meet certain targets for Products in any 12 month period following a cure period.

The foregoing description of the Sales Agreement is not complete and is qualified in its entirety by reference to the full text of the Sales Agreement, which will be filed with the U.S. Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELERATE DIAGNOSTICS, INC.
(Registrant)
Date: August 15, 2022
/s/ Steve Reichling
Steve Reichling
Chief Financial Officer